                                                                        Ex- 12.2

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)

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                                                                                    Year ended December 31,
(dollar amounts in thousands)                              1996            1995           1994           1993                1992
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
1.   Income                                         $   732,580      $  691,534     $  433,365     $  460,213          $  527,955

2.   Provision for income taxes                         418,264         400,058        278,040        298,034             104,099
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3.   Income before provision
      for income taxes (line 1 + line 2)             $1,150,844      $1,091,592     $  711,405     $  758,247          $  632,054
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4.   Fixed charges:
     a.  Interest expense (excluding
          interest on deposits)                      $  358,367      $  401,700     $  263,054     $  200,915          $  211,998

     b.  One-third of rental expense
         (net of income from
          subleases) and amortization
          of debt issuance costs                         44,553          44,303         40,140         38,190              29,446
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     c.  Total fixed charges
          (excluding interest on
          deposits) (line 4a + line 4b)                 402,920         446,003        303,194        239,105             241,444

     d.  Interest on deposits                           902,726         888,580        538,715        454,458             636,719
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     e.  Total fixed charges
          (line 4c + line 4d)                        $1,305,646      $1,334,583     $  841,909     $  693,563          $  878,163
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5.   Preferred stock dividend
      requirements (b)                               $   68,503      $   62,035    $   124,260    $   103,792         $    61,197
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6.   Income before provision
      for income taxes, plus total
      fixed charges:
     a.  Excluding interest on
          deposits (line 3 + line 4c)                $1,553,764      $1,537,595     $1,014,599     $  997,352          $  873,498
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     b.  Including interest on
          deposits (line 3 + line 4e)                $2,456,490      $2,426,175     $1,553,314     $1,451,810          $1,510,217
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                     3.86            3.45           3.35           4.17                3.62
     b.  Including interest on deposits
          (line 6b divided by line 4e)                     1.88            1.82           1.84           2.09                1.72

8.   Ratio of earnings (as defined) to
      combined fixed charges and
      preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]          3.30            3.03           2.37           2.91                2.89
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]          1.79            1.74           1.61           1.82                1.61
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

                                                                        Ex- 12.2
                                                                     (continued)

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(a) For purposes of computing these ratios, earnings represent consolidated income, before income taxes plus consolidated fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs.

(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends.